EXHIBIT 8.1














                           July 31, 2003


Impac Secured Assets Corp.                 Impac Funding Corporation
1401 Dove Street                           1401 Dove Street
Newport Beach, California 92660            Newport Beach, California 92660
Impac Mortgage Holdings, Inc.              Deutsche Bank National Trust Company
1401 Dove Street                           1761 East St. Andrews Place
Newport Beach, California 92660            Santa Ana, California 92705-4934
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179

                  Opinion:  Tax Opinion
                  Impac Secured Assets Corp.
                  Mortgage Pass-Through Certificates, Series 2003-3
                  -------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Impac Funding Corporation (the "Seller"), Impac Secured Assets Corp. (the "Depositor") and Impac Mortgage Holdings, Inc. ("IMH") in connection with (i) the Mortgage Loan Purchase Agreement, dated as of July 1, 2003 (the "Mortgage Loan Purchase Agreement"), among the Seller, the Depositor and IMH, (ii) the Pooling and Servicing Agreement, dated as of July 1, 2003 (the "Pooling and Servicing Agreement"), among the Seller (in such capacity, the "Master Servicer"), the Depositor and Deutsche Bank National Trust Company (the "Trustee"), and the certificates issued pursuant thereto designated as Mortgage Pass-Through Certificates, Series 2003-3 (collectively, the "Certificates"), (iii) the Underwriting Agreement, dated July 29, 2003 (the "Underwriting Agreement"), among the Seller, the Depositor, IMH and Bear, Stearns & Co. Inc. (the "Underwriter") pursuant to which certain Certificates were sold (the "Underwritten Certificates"), (iv) the Purchase Agreement, dated July 31, 2003 (the "Purchase Agreement"), among the Seller, the Depositor, IMH and the Underwriter (the "Purchaser") pursuant to which certain Certificates were sold (the "Privately Offered Certificates"), (v) the Prospectus Supplement, dated July 29, 2003 (the "Prospectus Supplement") and the Base Prospectus to which it relates, dated February 25, 2003 (the "Base Prospectus"; together with the Prospectus Supplement,




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Impac Secured Assets Corp., Series 2003-3                                Page 2.
July 31, 2003

the "Prospectus") and (vi) the Private Placement Memorandum, dated July 31, 2003 (the "Private Placement Memorandum"). The Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement, the Underwriting Agreement and the Purchase Agreement are collectively referred to herein as the "Agreements." Capitalized terms not defined herein have the meanings assigned to them in the Agreements.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed, and are relying thereon without independent investigation (i) the authenticity of all documents submitted to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary, authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         This opinion letter is based upon our review of the documents referred to herein. We have conducted no independent investigation with respect to the facts contained in such documents and relied upon in rendering this opinion letter. We also note that we do not represent any of the parties to the transactions to which this opinion letter relates or any of their affiliates in connection with matters other than certain transactions. However, the attorneys in this firm who are directly involved in the representation of parties to the transactions to which this opinion letter relates have no actual present knowledge of the inaccuracy of any fact relied upon in rendering this opinion letter.

         In rendering this opinion letter, we do not express any opinion concerning any law other than the federal income tax laws of the United States, including without limitation the Internal Revenue Code (the "Code") applicable to a real estate mortgage investment conduit ("REMIC"). We do not express any opinion herein with respect to any matter not specifically addressed in the opinions expressed below, including without limitation (i) any statute, regulation or provision of law of any county, municipality or other political subdivision or any agency or instrumentality thereof or (ii) the securities laws of any jurisdiction.

         The tax opinions set forth below are based upon the existing provisions of applicable law and regulations issued or proposed thereunder, published rulings and releases of applicable agencies or




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Impac Secured Assets Corp., Series 2003-3                                Page 3.
July 31, 2003

other governmental bodies and existing case law, any of which or the effect of any of which could change at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described below, and we do not express any opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.

Based upon and subject to the foregoing, it is our opinion that:

1. The statements made in the Prospectus Supplement and the Private Placement Memorandum under the heading "Certain Federal Income Tax Consequences", to the extent that they constitute matters of law or legal conclusions with respect thereto, while not purporting to discuss all possible consequences of investment in the Certificates offered thereby, are correct in all material respects with respect to those consequences or matters that are discussed therein.

2. Assuming the accuracy of and compliance with the factual representations, covenants and other provisions of the Agreements without any waiver or modification thereof, for United States federal income tax purposes, each of REMIC 1, REMIC 2 and REMIC 3 will qualify as a REMIC within the meaning of the Code, the REMIC 1 Regular Interests will represent ownership of the "regular interests" in REMIC 1, the Class R-1 Interest will constitute the sole class of "residual interests" in REMIC 1, the REMIC 2 Regular Interests will represent ownership of the "regular interests" in REMIC 2, the Class R-2 Interest will constitute the sole class of "residual interests" in REMIC 2, each class of Offered Certificates, the Class C Certificates & the Class P Certificates will represent ownership of "regular interests" in REMIC 3 and will generally be treated as debt instruments of REMIC 3 and the Class R Certificates will constitute the sole class of "residual interests" in REMIC 3, within the meaning of the Code in effect on the date hereof.

         This opinion letter is rendered for the sole benefit of each addressee hereof with respect to the matters specifically addressed herein, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except (i) to any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) to any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein, (iii) to any and all persons, without limitation, in connection with the disclosure of the tax treatment and tax structure of the transaction (as defined in Treasury regulation section 1.6011-4) and (iv) as otherwise required by law; provided that none of the foregoing is entitled to rely hereon unless an addressee hereof. We assume no obligation to revise, supplement or withdraw this opinion letter, or otherwise inform any addressee hereof or other person or entity, with respect to any change occurring subsequent to the delivery hereof in any applicable fact or law or any judicial or administrative interpretation thereof, even though such change may affect a legal analysis or conclusion contained herein. In addition, no attorney-client relationship exists or has existed by reason of this opinion letter between our firm and any addressee hereof or other person or entity except for any addressee




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Impac Secured Assets Corp., Series 2003-3                                Page 4.
July 31, 2003


that is identified in the first paragraph hereof as a person or entity for which we have acted as counsel in rendering this opinion letter. In permitting reliance hereon by any person or entity other than such an addressee for which we have acted as counsel, we are not acting as counsel for such other person or entity and have not assumed and are not assuming any responsibility to advise such other person or entity with respect to the adequacy of this opinion letter for its purposes.


                                                  Very truly yours,

                                                  /s/ Thacher Proffitt & Wood